Exhibit 99

                    WINTHROP PARTNERS 80 LIMITED PARTNERSHIP
                           FORM 10-QSB MARCH 31, 2005

Supplementary Information Required Pursuant to Section 9.4 of the Partnership Agreement

1. Statement of Cash Available for Distribution for the three months ended March 31, 2005:

      Net income                                                       $  26,000
      Add:      Depreciation and amortization charged to income not
                affecting cash available for distribution                 10,000
                Cash from reserves                                        63,000
                                                                       ---------

                Cash Available for Distribution                        $  99,000
                                                                       =========
                Distributions allocated to General Partners            $      --
                                                                       =========
                Distributions allocated to Limited Partners            $  99,000
                                                                       =========

2. Fees and other compensation paid or accrued by the Partnership to the General Partners, or their affiliates, during the three months ended March 31, 2005:

       Entity Receiving                      Form of
         Compensation                      Compensation                  Amount
      ------------------  -------------------------------------------   --------

      Winthrop
      Management LLC      Property Management Fees                      $  1,000

      General Partners    Interest in Cash Available for Distribution   $     --

      Affiliates of the
         General Partner  Interest in Cash Available for Distribution   $ 22,000


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